Exhibit 3.61

LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF
HTS-MAUI, L.L.C.

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of HTS-Maui, L.L.C., a Delaware limited liability company (the “Company”), dated June 21, 2012, by and between the Company and Hyatt Corporation, a Delaware corporation (“Member”), as the sole member of the Company.

W I T N E S S E T H:

WHEREAS, the Company was formed pursuant to Section 18-201 of the Delaware Limited Liability Company Act, as amended (the “LLC Act”) on June 21, 2012 (the “Formation”); and

WHEREAS, the parties hereto now desire to memorialize in writing the operating: agreement of the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, agree as follows;

ARTICLE I.
DEFINED TERMS; EXHIBITS, SCHEDULES, ETC.

1.1          Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Capital Contribution” means, with respect to each Member, the amount of money or property contributed to the Company or Partnership by such Member (or predecessor in interest) from time to time.

“Membership Interest” means a Member’s entire interest in the Company, which shall entitle the Member to (i) an interest in the profits, losses, distributable cash, and net proceeds of liquidation of the Company, as set forth herein; (ii) any right to vote as set forth herein or as required under the LLC Act; and (iii) any right to participate in the management of the Company as set forth herein or as required under the LLC Act. A Membership Interest is personal property and a Member shall have no interest in the specific assets or property of the Company.

“Membership Percentage” means, with respect to each Member, such Member’s percentage ownership interest in the Company set forth on Exhibit A attached hereto, as the same may be amended from time to time to reflect the relative Capital Contribution of each Member.

“Person” means any individual, corporation, general partnership, limited partnership, limited liability company, joint venture, trust, business trust, cooperative, association or other legal entity.

1.2          References. References to a “Exhibit” are, unless otherwise specified, to one of the exhibits attached to this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the articles or sections of this Agreement.

ARTICLE II.
ORGANIZATIONAL MATTERS

2.1          Formation of Company. Pursuant to the Articles of Organization, the Company has been formed as a limited liability company for the purposes and upon the terms and conditions hereinafter set forth. Except as provided herein, the rights, duties and liabilities of each Member shall be as provided in the LLC Act.

2.2          Name. The name of the Company is “HTS-Maui, L.L.C.” or such other name as may be selected from time to time by the Member.

2.3          Purpose. The purpose and business of the Company is to engage in any lawful business or activity permitted by the LLC Act.

2.4          Term. The term of the Company shall commence on the date hereof and shall continue perpetually unless earlier terminated pursuant to Section 9.1 hereof.

2.5          Principal Office. The location of the Company’s principal office is 71 South Wacker Drive, Chicago, Illinois 60606, or such other place as may be selected by the Member. The Company may conduct business at such additional places as the Member shall deem advisable.

2.6          Registered Agent and Registered Office. The statutory agent for service of process and the registered office of the Company in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, New Castle County, Delaware 19808, or such other statutory agent and registered office as the Member may determine from time to time.

2.7          Fiscal Year. The fiscal year of the Company shall commence on January 1 and end on December 31 of each year or such other date as the Member may select in its discretion from time to time.

ARTICLE III.
CAPITAL CONTRIBUTIONS; ETC.

3.1          Capital Contributions. The Member shall be deemed for purposes of this Agreement to have contributed to the capital of the Company the consideration set forth opposite the Member’s name on Exhibit A attached hereto. No Member shall be obligated to make any additional Capital Contributions to the Company.

3.2          Withdrawal; Return of Capital. Except as specifically provided herein, no Member shall be entitled to any distributions from the Company or to withdraw any part of such Member’s Capital Contribution prior to the Company’s dissolution and liquidation or, when such withdrawal of capital is permitted, to demand distribution of property other than money. No Member shall be entitled to interest on its Capital Contribution.

3.3          No Appraisal Rights. No Member shall have any appraisal rights under the LLC Act.

ARTICLE IV.
DISTRIBUTIONS AND ALLOCATIONS

4.1          Distributions. The timing and amount of distributions shall be determined by the Member.

4.2          Allocations. The profits and losses of the Company shall be allocated to the Member.

ARTICLE V.
ACCOUNTING AND ADMINISTRATIVE MATTERS

5.1          Books and Records. The Company will maintain true, complete and correct books of account of the Company, all in accordance with generally accepted accounting principles applied on a consistent basis. The books of account shall contain particulars of all monies, goods or effects belonging to or owing to or by the Company, or paid, received, sold or purchased by the Company, and all of such other transactions, matters and things relating to the business of the Company as are usually entered in books of accounts kept by Persons engaged in a business of a like kind and character or as otherwise required pursuant to the LLC Act.

ARTICLE VI.
MANAGEMENT OF COMPANY; OFFICERS

6.1          Member-Managed. Except as specifically provided herein, the management and control of the Company shall be vested exclusively in the Member. Without limiting the foregoing, the Member shall be responsible for the establishment of policy and operating procedures respecting the business affairs of the Company and may appoint one or more officers and delegate duties to such officers as herein contemplated.

6.2          Officers — Election and Term of Office. The Member may at any time or from time to time designate one or more officers of the Company (the “Officers”), which may, but shall not be obligated to, include a President, one or more Vice Presidents, Secretary, Treasurer and one or more Assistant Secretaries or Assistant Treasurers. Vacancies may be filled or new offices created and filled by the Member. Each Officer shall hold office until the earlier of his or her resignation or removal, or until his or her successor shall have been duly appointed and qualified in accordance herewith. Each Officer shall perform such duties as specified in this Agreement or as may be prescribed from time to time by the Member. An individual may serve as an Officer in more than one office.

6.3          Officers — General Rights and Duties. The Officers are hereby directed and authorized (which direction and authorization is revocable at any time by the Member), on behalf of and in the name of the Company, to implement all decisions approved by the Member and to conduct the following functions of the Company:

(a)           operate the day-to-day business of the Company in the ordinary course;

(b)           protect and preserve the titles and interests of the Company with respect to the assets owned by or dedicated to the Company;

(c)           keep all books of account and other records of the Company, in accordance with the terms of this Agreement and applicable law;

(d)           carry out the responsibilities of the Company under the partnership, management, operating, leasing and other contractual agreements to which it is a party;

(e)           prepare and file all necessary reports, statements, tax returns and other documents with local, state, federal, provincial, territorial, or foreign agencies or departments in connection with the business of the Company;

(f)            procure and maintain insurance;

(g)           enter into business relationships on behalf of the Company, necessary or appropriate to carry out the business of the Company as shall be designated by the Member; and

(h)           distribute the cash of the Company as provided in Article IV hereof and as directed by the Member.

6.4          Officers — Description of Offices. The Officers shall have the duties and powers as set forth below:

(a)           President. The President shall be the principal executive officer of the Company and shall be responsible for the administration and operation of the business and affairs of the Company. The President may sign with or without the Secretary or any Assistant Secretary, or any other proper Officer of the Company thereunto authorized by the Member, certificates of the Company and any deeds, mortgages, bonds, contracts, or other instruments, except in cases where the execution thereof shall be expressly delegated by the Member to some other Officer or agent of the Company, or shall be required by law to be otherwise signed or executed, and in general shall perform all duties incident to the office of President and such other duties as may be prescribed by the Member from time to time.

(b)           Vice President. The Vice President, if there shall be one, or if there shall be more than one, the Vice Presidents in the order determined by the Member (or if there be no such determination, then in the order of their election), shall, in the absence, disability or refusal to act of the President, perform the duties of the President, and when so acting, shall have all the power of and be subject to all the restrictions upon the President. The Vice President shall also perform such other duties as may be prescribed by the President or the Member from time to time.

(c)           Secretary. The Secretary shall: (i) keep and be the custodian of the books and records of the Company; (ii) see that all notices are duly given in accordance with the provisions of this Agreement or as required by the LLC Act or other applicable law; (iii) keep a register of the address of each Member, which shall be furnished to the

Company by such Member; and (iv) in general perform all duties incident to the office of Secretary and such other duties as may be prescribed by the Member or the President from time to time.

(d)           Treasurer. The Treasurer shall: (i) have charge and custody of and be responsible for all funds and securities of the Company; (ii) receive and give receipts of moneys due and payable to the Company from any source whatsoever, and deposit all such moneys not otherwise employed in the name of the Company in such bank, savings and loan association, trust company or other depositories as shall be selected by the Member; and (iii) in general perform all the duties incident to the office of Treasurer and such other duties as may be prescribed by the Member or the President from time to time. If required by the Member, the Treasurer shall give a bond for the faithful discharge of the Treasurer’s duties in such sum and with such surety or sureties as the Member shall determine.

(e)           Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Member (or if there be no such determination, then in the order of their election), shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Member or the President may from time to time prescribe.

6.5          Compensation. The Officers of the Company shall receive such compensation, if any, as may be fixed from time to time by the Member. No Officer shall be prevented from receiving such compensation by reason of the fact that such Officer is also a Member.

6.6          Resignations. Any Officer may resign at any time by giving notice to the Member. A resignation of an Officer need not be accepted in order to be effective.

6.7          Removal. Any Officer may be removed, with or without cause, by the Member.

6.8          Vacancies. A vacancy in any office may be filled by the Member.

ARTICLE VII.
LIMITATION ON LIABILITY AND INDEMNIFICATION

7.1          Limitation on Liability. Except as otherwise provided by the LLC Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Indemnified Person (as defined below) shall be obligated for any such debt, obligation or liability of the Company solely by reason of being a Member or officer, director, manager, partner, principal, equityholder, employee, or affiliate of a Member or the Company.

7.2          Indemnification. Neither the Member nor any officer, director, manager, partner, principal, equityholder, employee or affiliate of the Member or the Company (each, an “Indemnified Person”), as the case may be shall be liable, responsible or accountable, whether directly or indirectly, in contract or tort or otherwise, to the Company or to any Member (or to any affiliate thereof), as applicable, for any losses, claims, damages, liabilities or expenses, including but not limited to, reasonable attorneys’ fees (collectively, “Damages”), asserted against, suffered or incurred by the Company or by any Member (or by any affiliate thereof) arising out of, relating to or in connection with any action taken or omitted by the Indemnified Person within the scope of the authority conferred upon such Indemnified Person by this Agreement or the LLC Act, provided that such Indemnified Person shall have acted in good faith and in the belief that such act or omission was in the best interests of the Company and, provided further, that such Indemnified Person shall not have engaged in fraud, willful misconduct or gross negligence and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company shall, and hereby does, indemnify and hold harmless and agrees to defend each Indemnified Person from and against any Damages asserted by any Person (whether against the Company, any Member or such Indemnified Person ) or otherwise incurred by such Indemnified Person by reason of any act performed by such Indemnified Person in accordance with the standards set forth in this Section 7.2 or in enforcing the provisions of the indemnities contained in this Section 7.2. Notwithstanding anything to the contrary contained in this Agreement, no Member shall have any personal liability with respect to the indemnities set forth in this Section 7.2, and any such indemnities shall be satisfied solely out of the assets of the Company.

7.3          Payment of Expenses in Advance. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid out of Company funds in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the Indemnified Person to repay such amount unless it shall ultimately be determined that it is entitled to be indemnified by the Company.

7.4          Provisions Not Exclusive. The exculpation of liability and indemnification provided by this Article VII shall not be deemed exclusive of any other limitation on liability or rights to which those seeking indemnification may be entitled under any statute, agreement, Member vote or otherwise.

ARTICLE VIII.
TRANSFER OF MEMBERSHIP INTERESTS

8.1          No Restriction on Transfer. The Member may assign, sell, pledge, encumber, give or otherwise transfer, dispose of or alienate (“Transfer”) all or any portion of its Membership Interest as allowable by the LLC Act and applicable law.

8.2          Admission of New Member.

(a)           Upon a Transfer resulting in more than one Member of the Company, this Agreement shall be amended to reflect such multiple Members’ respective rights, interests and obligations.

(b)           Any transferee, assignee, designee, pledgee or legal representative (each a “Transferee”) of a Member, pursuant to a Transfer permitted under this Agreement, shall execute and deliver such other instruments and documents necessary to cause the Transferee to become a Member, and pay all reasonable expenses in connection with such

Transferee’s admission as a Member, including, but not limited to, the cost of preparation and filing of any amendment of this Agreement.

(c)           A Transferee who is admitted as a Member pursuant to this Section 8.2 shall have, to the extent transferred, the rights and powers, and shall be subject to the restrictions and liabilities, of the Member under this Agreement, as amended, and the LLC Act.

(d)           In the event the Member makes any Transfer, the Member agrees to provide (and to cause the Transferee to provide) to the Company such information regarding the consideration or transfer price of such Membership Interests, and any other information that the Company may reasonably request to permit the Company to prepare financial statements and tax returns in a timely manner.

8.3          Terms of Admission of New Member; Creation of Preferred or Special Interests. The Member shall have the right to admit new Members in exchange for property, cash or services on such terms as the Member may determine, and in connection therewith the Member may create series or classes or groups of Members (including the existing Member) having such relative rights, powers and duties as the Member may from time to time establish, including rights, powers and duties senior to the existing Member and may amend Exhibit A hereto to reflect changes in Membership Percentages in exchange for any such property, cash or services or resulting from the redemption of Membership Interests.

ARTICLE IX
DISSOLUTION AND TERMINATION

9.1          Dissolution. The Company shall continue in perpetuity unless earlier dissolved upon the first to occur of the following:

(a)           the execution by the Member of a written instrument of dissolution;

(b)           the entry of a decree of judicial dissolution of the Company under Section 18-802 of the LLC Act; or

(c)           the sale or other disposition of all or substantially all of the Company’s assets.

9.2          Liquidating Distribution. In the event of the dissolution of the Company for any reason, the assets of the Company shall be liquidated for distribution in the following rank and order:

(a)           first, to the payment and discharge of all the debts and liabilities in the order of priority as provided by the LLC Act;

(b)           second, to the establishment of any necessary reserves to provide for contingent liabilities, if any; and

(c)           third, to the Member.

9.3          Liquidating Trustee. Upon the dissolution of the Company, the affairs of the Company shall be wound up and terminated and its assets shall be distributed exclusively by the Person as is selected at the time of dissolution by the Member (the “Liquidating Trustee”). The Liquidating Trustee shall be empowered to give and receive notices, reports and payments in connection with the dissolution, liquidation and/or winding-up of the Company and shall hold and exercise such other rights and powers as are necessary or required to permit all parties to deal with the Liquidating Trustee in connection with the dissolution, liquidation, and/or winding-up of the Company and to effectuate the termination of the Company.

ARTICLE X
MISCELLANEOUS

10.1        Amendment. This Agreement may be modified or amended at any time by the written approval of the Member.

10.2        Further Assurances, The Member agrees to execute, acknowledge, deliver, file, record and publish such further certificates, instruments and documents, and do such other acts and things as may be required by law or to carry out the intent and purposes of this Agreement.

10.3        Notices. Any and all notices or other communications provided for herein shall be in writing and shall be considered duly given upon the earliest to occur of (a) personal delivery, (b) two (2) days after being delivered to a nationally recognized overnight courier or service, (c) three (3) days after being mailed by registered or certified mail, return receipt requested, postage prepaid or (d) the delivering party’s receipt of a written confirmation of a electronic transmission. All notices shall be addressed to the Company at its principal office and to each Member at its address contained on the books of the Company. Either party may change its address by giving notice to the other party as provided herein.

10.4        Governing Law. This Agreement is made pursuant to and shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

10.5        Captions; Pronouns. All articles and section headings or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction.

10.6        Successor and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto, and, except as otherwise herein expressly provided, their respective executors, administrators, legal representatives, successors and assigns.

10.7        Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to any other party or circumstances shall not be affected thereby, and each provision shall be valid and shall be enforced to the fullest extent permitted by law.

10.8        Entire Agreement. This Agreement, including any exhibits and schedules thereto, contains the entire understanding and agreement of the parties hereto relating to the subject matter and supersedes all prior agreements relative hereto which are not contained herein.

10.9        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed one agreement.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.

THE COMPANY:

HTS-MAUI, L.L.C., a Delaware limited liability company

By:

Name:	/s/ Heidi M. Belz
	Name:	Heidi M. Belz
	Title:	Secretary

THE MEMBER:

HYATT CORPORATION, a Delaware corporation

By:

Name:	/s/ Patrick J. Roxworthy
	Name:	Patrick J. Roxworthy
	Title:	Senior Vice President – Tax

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF HTS-MAUI, L.L.C.

EXHIBIT A

MEMBER	CAPITAL CONTRIBUTION	MEMBERSHIP PERCENTAGE
Hyatt Corporation, a Delaware Corporation	1,000	100%